Exhibit 4.2

Consolidated Financial Statements of

ABSOLUTE SOFTWARE CORPORATION

As at June 30, 2020 and 2019

Independent Auditor’s Report

To the Shareholders of Absolute Software Corporation

Opinion

We have audited the consolidated financial statements of Absolute Software Corporation (the “Company”), which comprise the consolidated statements of financial position as at June 30, 2020 and 2019, and the consolidated statements of operations and comprehensive income, changes in shareholders’ deficiency and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (“Canadian GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Jayana Darras.

/s/Deloitte LLP

Chartered Professional Accountants

Vancouver, British Columbia

August 10, 2020

ABSOLUTE SOFTWARE CORPORATION

Consolidated Statements of Financial Position

June 30, 2020 and 2019

(Expressed in United States dollars)

	Notes	June 30, 2020	June 30, 2019

ASSETS
CURRENT
Cash and cash equivalents		$29,727,498	$18,690,539
Short-term investments	(Note 3)	17,350,152	17,108,226
Trade and other receivables	(Note 4)	28,990,235	22,194,252
Income tax receivable		111,769	707,923
Prepaid expenses and other		2,541,183	3,088,082
Contract acquisition assets – current	(Note 5)	7,501,339	6,592,335

		86,222,176	68,381,357
PROPERTY AND EQUIPMENT	(Note 6)	5,563,327	6,156,814
RIGHT OF USE ASSETS	(Note 7)	9,181,927	-
DEFERRED INCOME TAX ASSETS	(Note 13)	22,278,745	22,359,165
CONTRACT ACQUISITION ASSETS	(Note 5)	5,842,845	5,313,496
GOODWILL		1,100,000	1,100,000

		$130,189,020	$103,310,832

LIABILITIES
CURRENT
Trade and other payables	(Note 8)	$19,996,253	$19,034,996
Income tax payable		382,041	13,543
Accrued warranty	(Note 9)	133,000	450,000
Lease liabilities – current	(Note 10)	1,724,730	-
Deferred revenue – current	(Note 12(b))	80,843,795	76,312,162

		103,079,819	95,810,701
LEASE LIABILITIES	(Note 10)	8,411,101	-
DEFERRED REVENUE	(Note 12(b))	61,759,629	58,115,799

		173,250,549	153,926,500
COMMITMENTS	(Note 18)
CONTINGENCIES	(Note 20)
SHAREHOLDERS’ DEFICIENCY
Share capital	(Note 11(b))	81,890,311	76,778,014
Equity reserve		38,523,835	36,744,933
Treasury shares		(263,840)	(359,973)
Deficit		(163,211,835)	(163,778,642)

		(43,061,529)	(50,615,668)

		$130,189,020	$103,310,832

SUBSEQUENT EVENTS (Note 21)

See accompanying notes to the Consolidated Financial Statements.

Approved on behalf of the Board:

(signed) "Daniel P. Ryan"	(signed) "Lynn Atchison"
Daniel P. Ryan, Director	Lynn Atchison, Director

ABSOLUTE SOFTWARE CORPORATION

Consolidated Statements of Operations and Comprehensive Income

Year ended June 30, 2020 and 2019

(Expressed in United States dollars)

	Notes	2020	2019

REVENUE	(Note 12)	$104,670,769	$98,909,025

COST OF REVENUE		12,627,112	12,978,173

GROSS MARGIN		92,043,657	85,930,852

OPERATING EXPENSES
Sales and marketing		38,001,167	37,379,840
Research and development		18,297,632	19,223,332
General and administration		13,707,069	13,452,736
Share-based compensation	(Note 11(i))	6,771,585	4,973,885

		76,777,453	75,029,793

OPERATING INCOME		15,266,204	10,901,059

OTHER (EXPENSE) INCOME
Finance income, net		395,408	274,266
Interest expense – lease liability		(619,398)	-
Foreign exchange gain (loss)		199,495	(65,175)

		(24,495)	209,091

NET INCOME BEFORE INCOME TAXES		15,241,709	11,110,150

INCOME TAX EXPENSE	(Note 13)	(4,607,000)	(3,531,000)

NET INCOME AND TOTAL COMPREHENSIVE INCOME		$10,634,709	$ 7,579,150

BASIC INCOME PER SHARE		$ 0.25	$ 0.19

DILUTED INCOME PER SHARE		$ 0.24	$ 0.18

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC		42,137,720	40,869,474
DILUTED		44,746,451	42,563,973

See accompanying notes to the Consolidated Financial Statements.

ABSOLUTE SOFTWARE CORPORATION

Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in United States dollars)

	Share Capital

	Number of Common shares	Amount	Equity reserve	Treasury shares	Deficit	Total

BALANCE, JUNE 30, 2018	40,224,231	$68,362,445	$36,972,197	$(359,973)	$(161,484,035)	$(56,509,366)
Shares issued on options exercised	755,097	4,973,396	(1,098,103)	-	-	3,875,293
Shares issued under Employee Share Purchase Plan	90,254	395,372	-	-	-	395,372
Shares issued under Phantom Share Unit Plan	19,821	113,570	(113,570)			-
Shares issued under Performance and Restricted Share Unit plan	556,149	2,933,231	(2,933,231)	-	-	-
Share-based compensation	-	-	3,917,640	-	-	3,917,640
Dividends paid	-	-	-	-	(9,873,757)	(9,873,757)
Net income and total comprehensive income	-	-	-	-	7,579,150	7,579,150

BALANCE, JUNE 30, 2019	41,645,552	$76,778,014	$36,744,933	$(359,973)	$(163,778,642)	$(50,615,668)

Shares issued on options exercised	286,268	2,061,785	(416,237)	-	-	1,645,548
Shares issued under Employee Share
Purchase Plan	72,023	369,072	-	-	-	369,072
Shares issued under Performance and
Restricted Share Unit plan	540,352	2,697,349	(2,795,251)	96,133	-	(1,769)
Shares repurchased and cancelled under the Normal Course Issuer Bid	(8,700)	(15,909)	-		(32,919)	(48,828)
Share-based compensation	-	-	4,990,390	-	-	4,990,390
Dividends paid	-	-	-	-	(10,034,983)	(10,034,983)
Net income	-	-	-	-	10,634,709	10,634,709

BALANCE, JUNE 30, 2020	42,535,495	$81,890,311	$38,523,835	$(263,840)	$(163,211,835)	$(43,061,529)

See accompanying notes to the Consolidated Financial Statements.

ABSOLUTE SOFTWARE CORPORATION

Consolidated Statements of Cash Flows

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

	Notes	2020	2019

OPERATING ACTIVITIES
Net income		$10,634,709	$ 7,579,150
Items not involving cash
Amortization of property and equipment	(Note 6)	3,384,895	3,416,488
Amortization of right of use assets	(Note 7)	1,930,263	-
Amortization of contract acquisition assets	(Note 5)	8,594,037	9,105,248
Share-based compensation	(Note 11(i))	6,771,585	4,973,885
Deferred income taxes	(Note 13)	80,420	959,440
Unrealized gain on short-term investments		(277,598)	(36,011)
Unrealized foreign exchange gain		(296,617)	-
Change in non-cash working capital
Trade and other receivables		(6,795,982)	(4,891,382)
Income tax receivable		596,154	(362,695)
Prepaid expenses and other		546,899	(632,105)
Contract acquisition assets incurred	(Note 5)	(10,032,390)	(8,794,950)
Trade and other payables		1,593,320	3,915,007
Income tax payable		368,498	(393,683)
Accrued warranty		(317,000)	180,000
Deferred revenue		8,175,463	(4,758,725)

CASH FROM OPERATING ACTIVITIES		24,956,656	10,259,667

INVESTING ACTIVITIES
Purchase of property and equipment		(3,855,793)	(3,078,296)
Proceeds from maturities of short-term investments		42,912,598	-
Purchase of short-term investments		(42,876,928)	(16,699,899)

CASH USED IN INVESTING ACTIVITIES		(3,820,123)	(19,778,195)

FINANCING ACTIVITIES
Dividends paid	(Note 11(h))	(10,034,983)	(9,873,757)
Issuance of common shares	(Note 11(b))	2,090,134	4,197,206
Repurchase of common shares for cancellation		(48,828)	-
Payment of lease liabilities	(Note 10)	(1,732,421)	-

CASH USED IN FINANCING ACTIVITIES		(9,726,098)	(5,676,551)

FOREIGN EXCHANGE EFFECT ON CASH		(373,476)	(71,370)

INCREASE IN CASH AND CASH EQUIVALENTS		11,036,959	(15,266,449)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		18,690,539	33,956,988

CASH AND CASH EQUIVALENTS, END OF PERIOD		$29,727,498	$ 18,690,539

SUPPLEMENTAL CASH FLOW INFORMATION (NOTE 14)

See accompanying notes to the Consolidated Financial Statements.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

1.	NATURE OF OPERATIONS

Absolute Software Corporation (the “Company”) was incorporated under the Company Act (British Columbia) on November 24, 1993. The Company’s principal business activity is the development, marketing, and provision of a cloud-based endpoint visibility and control platform that provides management and security of computing devices, applications and data for enterprise and public sector organizations. The Company’s solutions are anchored to endpoint devices by our patented Persistence technology, which is embedded in the firmware of laptop, desktop and tablet devices by the majority of the world’s largest global computer manufacturers (“PC OEMs”). The Company markets its solutions through PC OEMs, distributors, value added resellers, and directly to its customers, who include corporations, government entities, educational institutions, and consumers. While the majority of the Company’s sales are generated in North America, the Company’s products are also available internationally through resellers in Europe, the Middle East and Africa, as well as the Asia-Pacific and Latin American regions. The Company’s head office and principal address is Suite 1400, Four Bentall Centre, 1055 Dunsmuir Street, PO Box 49211, Vancouver, British Columbia, Canada, V7X 1K8. The Company trades on the TSX under the symbol ABT.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) issued and effective as of June 30, 2020. The date of approval by the Company’s Board of Directors is August 10, 2020. These consolidated financial statements were prepared under the historical cost convention, except for certain items not carried at historical cost as discussed below.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)	Significant accounting policies

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies so as to obtain benefits from its activities, generally accompanying a shareholding of more than one-half of the voting rights.

Subsidiaries are consolidated from the date on which control is transferred to the group. Principal operating subsidiaries are:

●	Absolute Software, Inc.
●	Absolute Software (2015) Inc.
●	Absolute Software EMEA Limited
●	Absolute Software (Vietnam) Company Limited
●	Absolute Software (Asia) Pte. Ltd

All intercompany balances, transactions, revenues and expenses are eliminated.

Foreign currency transactions and translation

Items included in the consolidated financial statements of the Company and each of its subsidiaries are measured using the currency of the primary economic environment in which the individual entity operates (the “functional currency”). The consolidated financial statements are presented in United States dollars (“U.S. dollars”), which is the functional currency of the Company and the majority of its subsidiaries.

Foreign currency transactions, including Canadian dollar, U.K. pound, European Euro, and Vietnamese Dong operating transactions, are translated to U.S. dollars at the average exchange rate for the month, which approximates spot rates on transaction dates. Monetary assets and liabilities are translated at period-end exchange rates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss in the period in which they arise.

Foreign exchange gains and losses are presented in the statement of operations and comprehensive income within foreign exchange loss.

Financial Instruments

Financial assets and financial liabilities are initially recognized at fair value, normally being the transaction price plus directly attributable transaction costs. Transaction costs related to financial assets or financial liabilities at fair value through profit or loss (“FVTPL”) are expensed immediately in profit or loss.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s classification and measurement basis of its financial instruments are as follows:

Instrument	Classification and Measurement Basis

Cash and cash equivalents	Amortized cost
Short-term investments – interest-bearing securities (USD)	FVTPL
Trade and other receivables	Amortized cost
Trade and other payables	Amortized cost
Accrued warranty	Amortized cost

Changes in items carried at fair value are recorded in the statement of operations. All amounts carried at amortized cost are calculated using the effective interest rate method.

Estimated fair values for financial instruments are designed to approximate amounts at which the instruments could be exchanged in a current arm’s-length transaction between knowledgeable willing parties.

The Company classifies and discloses fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The three levels of the fair value hierarchy are:

Level 1 –	Valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 –

Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

Level 3 –	Valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The fair value of investments designated as fair value through profit or loss is determined based on Level 1 measurements, and is recorded in the consolidated statement of financial position, with unrealized gains and losses, net of related income taxes, recorded in the consolidated statement of operations and comprehensive income.

The Company assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative financial instruments and hedge accounting

The Company enters into derivative financial instruments, such as foreign exchange forward contracts, to manage its exposure to foreign exchange rate risks. The Company does not use derivative financial instruments for speculative purposes.

Derivatives are recognized initially at fair value at the date a derivative contract is entered into and are subsequently measured to their fair value at each reporting date. The Company records all derivative instruments at fair value on the consolidated statements of financial position. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates and forward rates and therefore fall into Level II of the fair value hierarchy.

The fair values of derivative liabilities are measured using Level II fair value inputs, which include period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates. Derivative liabilities are included in trade and other payables.

The Company designates foreign exchange forward contracts as hedging instruments. Hedges of foreign exchange risk are accounted for as cash flow hedges.

For derivative instruments designated as cash flow hedges, the entire change in the value of the hedging instrument included in the assessment of hedge effectiveness is initially reported as a component of other comprehensive income (“OCI”), net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income.

At the inception of the hedge relationship, the Company documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Company documents whether the hedging instrument is effective in offsetting changes in fair value or cash flows of the hedged item attributable to the hedged risk. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in OCI are recognized in income at that time.

The Company designates the full change in the fair value of a foreign exchange forward contract (i.e. including the forward elements) as the hedging instrument for all of its hedging relationships involving forward contracts.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

For any derivative instruments that do not meet the requirements for hedge accounting, or for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.

Leases

The Company determines if an arrangement is a lease at inception. Leases are included in right of use assets, lease liabilities – current, and lease liabilities on the Company’s consolidated statements of financial position.

Right of use assets represent the Company’s right to use an underlying asset for the lease term, and the corresponding lease liabilities represent its obligation to make lease payments arising from the lease. Right of use assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The right of use asset is reduced for tenant incentives and excludes any initial direct costs incurred. As the Company’s leases do not provide an implicit rate, the net present value of future minimum lease payments is determined using the Company’s incremental borrowing rate. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, in an economic environment where the leased asset is located. The Company’s lease terms may include options to extend or terminate the lease. These options are reflected in the right of use asset and lease liability when it is reasonably certain that the Company will exercise the option. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the Company’s control.

Amortization expense of the right of use assets is recognized on a straight-line basis over the lease term, and interest expense is recognized on an effective interest basis based on the incremental borrowing rate.

The Company has lease agreements with lease and non-lease components, which it has elected to combine for all asset classes. In addition, the Company does not recognize right of use assets or lease liabilities for low value leases or leases with a term of 12 months or less for all asset classes.

At the end of each reporting period, the Company reviews the carrying amounts of its right of use assets to determine whether there is any indication that those assets have suffered an impairment loss.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Short-term investments

Short-term investments consist of highly liquid short-term interest bearing securities with maturities at the date of purchase of greater than three months, but less than one year, and of other marketable securities.

Trade and other receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost less provision for impairment of trade accounts receivable. A provision for impairment of trade accounts receivable is established based on a forward-looking “expected loss” impairment model. The carrying amount of the trade receivables is reduced through the use of the provision for impairment account, and the amount of any increase in the provision for impairment is recognized in the consolidated statement of operations and comprehensive income. When a trade receivable is uncollectible, it is written off against the provision for impairment account for trade accounts receivable. Subsequent recoveries of amounts previously written off are credited to the consolidated statement of operations and comprehensive income.

Contract Acquisition Assets

Incremental costs of obtaining sales contracts are capitalized and amortized. These costs are presented as separate current and non-current assets in the consolidated statement of financial position. Costs incurred to acquire new customer contracts are amortized over the estimated period of benefit, including renewal periods, unless additional costs are anticipated to be incurred to obtain renewal contracts and those costs are commensurate with the costs incurred to obtain the contract originally.

The capitalized amounts consist primarily of sales commissions paid to the Company’s direct and indirect sales force. Capitalized amounts also include: amounts paid to employees other than the sales force who earn incentive payouts under annual compensation plans that are tied to the value of contracts acquired; the associated payroll taxes associated with the payments to the Company’s employees; and to a lesser extent, costs incurred under a branding agreement with a third party, and success fees paid to partners in emerging markets where the Company has a limited presence.

As noted above, contract acquisition assets are amortized on a straight-line basis commensurate with the average term of the contracts acquired related to the payments made. The capitalized amounts are recoverable through future revenue streams under all non-cancelable customer contracts. The Company periodically evaluates whether there have been any changes in its business, the market conditions in which it operates, or other events which would indicate that its amortization period should be changed or if there are potential indicators of impairment.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Amortization of contract acquisition assets is included in sales and marketing expense in the consolidated statement of operations and comprehensive income.

Property and equipment

Property and equipment are carried at cost, less accumulated amortization, and less any accumulated impairment loss. Each component of an item of property and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately. When the cost of replacing part of an item of property and equipment is capitalized, the carrying amount of the replaced part is derecognized. Maintenance and repair expenditures that do not improve or extend productive life are expensed in the period incurred.

On an annual basis, the assets’ residual values and useful lives are reviewed, and adjusted if appropriate. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the depreciation period or method, as appropriate, and are treated as changes in accounting estimates.

Amortization is calculated using the straight line method from the month of purchase over the following estimated useful lives:

Asset
Computer equipment	3 years
Furniture and equipment	5 years
Computer software	1 to 3 years
Office equipment	3 years
Trade show equipment	2 years
Leasehold improvements	Term of the lease

Intangible assets

Research costs are charged to operations when they are incurred. Development costs are capitalized as intangible assets when the Company can demonstrate that the technical feasibility of the project has been established; the Company intends to complete the asset for use or sale and has the ability to do so; the asset can generate probable future economic benefits; the technical and financial resources are available to complete the development; and the Company can reliably measure the expenditure attributable to the intangible asset during its development. At June 30, 2020, the Company has not capitalized any development costs.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill that arises upon business combinations is presented as goodwill in the consolidated statement of financial position. After initial recognition, goodwill is measured at cost less any accumulated impairment losses, with the carrying value being reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may be impaired. No such losses have been recognized during the year.

The impairment test methodology is based on a comparison between the higher of fair value less costs to sell and value-in-use of each of the Company’s cash generating units (“CGUs”) and the net asset carrying values, including goodwill, of the Company’s CGUs. An impairment loss is recognized if the carrying amount of a CGU exceeds its estimated recoverable amount.

Impairment of assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss, or any reversal of a previously-recognized impairment loss, is recognized immediately in profit or loss.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued warranty

The Company provides a service guarantee, or warranty, on certain of its theft recovery offerings. The warranty forms part of certain product offerings to which it is attached, and accordingly has a term matching that of the product offering. If a device equipped with a product that includes the recovery guarantee is stolen, and the Company is unable to either recover the stolen device, or delete data on it, then the customer may be eligible for a guarantee payment of up to $1,000.

In order to qualify for the warranty, the customer must comply with the Company’s terms and conditions included in its End User License and Service Agreement, including the filing of a police report, amongst other criteria. The amount of the eligible warranty payment decreases in each year of the service contract and is also limited by the value of the stolen device.

At the end of each reporting period, estimates of future cash outflows under the service guarantee are made using the best information available for events up to the date of the consolidated statement of financial position. The carrying amount of the warranty liability is adjusted to those estimates, with changes recognized in the consolidated statement of operations and comprehensive income. The warranty liability is estimated based on a number of factors, including the volume of device thefts reported to the Company at each reporting date, an estimate of the number of thefts that have occurred but have not yet been reported as at each reporting date, the device theft recovery rate, and historical warranty experience. The liability balance is drawn down by service guarantee payments issued.

Income taxes

The tax expense for the period comprises current and deferred income tax. Taxation is recognized in the consolidated statement of operations and comprehensive income except to the extent that it relates to items recognized directly in equity, in which case the tax is recognized in equity.

Current income tax is generally the expected income tax payable on the taxable income for the year calculated using rates enacted or substantively enacted at the date of the statement of financial position in the countries where the Company’s subsidiaries operate and generate taxable income, and includes any adjustment to income tax payable or recoverable in respect of previous years.

Uncertain income tax positions are accounted for using the standards applicable to current income tax assets and liabilities; i.e., both liabilities and assets are recorded when probable at the Company’s best estimate of the amount.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred income tax is recognized using the liability method, based on temporary differences between consolidated financial statement carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax is determined using tax rates that have been enacted or substantively enacted by the date of the consolidated statement of financial position and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. The amount of deferred income tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax assets are reviewed at each date of the consolidated statement of financial position and amended to the extent that it is no longer probable that the related tax benefit will be realized.

Current income tax assets and liabilities are offset when the Company has a legally enforceable right to offset the recognized amounts and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously. Normally the Company would only have a legally enforceable right to set off a current tax asset against a current tax liability when they relate to income taxes levied by the same taxation authority and the taxation authority permits the Company to make or receive a single net payment. Deferred income tax assets and liabilities are offset when the Company has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Revenue recognition

The Company operates a cloud-based service, which leverages patented embedded self-healing Persistence technology residing on a customer’s endpoint computing devices. The service allows a client to maintain visibility and control over its endpoints, and includes features such as reporting and analytics, geotechnology, risk assessment, risk response, and endpoint investigation and recovery. The Company provides access to the service to its clients on a subscription basis.

The Company principally derives its revenues from two sources: subscription and support revenues, which are comprised of subscription fees from customers accessing the Company’s enterprise cloud computing services (collectively, “Cloud Services”); and related professional services such as project implementation and other short-term consulting services, in addition to longer-term services such as device lifecycle and technical account management services. Cloud Services revenue subscriptions are typically for terms ranging between one and five years. Other revenue consists primarily of ancillary business lines such as our consumer and digital subscriber management products.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, for example, contingent fees or service level penalties, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

The Company obtains the majority of its customer arrangements through PC OEM and reseller partners, most of which are in North America. All revenues are recorded at the net amount received from the reseller, provided that all significant contractual obligations have been satisfied. For direct sales, revenues are recorded at the amount received from the end customer.

The Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions.

(a) Subscription and Support Revenues

Subscription and support revenues are comprised of fees that provide customers with access to Cloud Services, software licenses and related support and updates during the term of the arrangement.

Cloud Services arrangements allow customers to use the Company’s hosted software without taking possession of the software. Revenue is generally recognized ratably over the contract term.

The Company typically invoices its reseller partners upon execution of the contract and fulfillment of services to the end customer. The Company typically executes a new contract for subsequent renewals or follow on orders. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, provided services have been fulfilled and the contractual service term has commenced.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b) Professional Services and Other Revenues

The Company’s professional services contracts are generally on either a fixed fee or subscription basis. These revenues are recognized on a proportional performance basis for fixed price contracts, and ratably over the contract term for subscription managed professional services contracts.

Revenues for our consumer products are generally recognized on a subscription fee basis as described above under “Subscription and Support Revenues”. Revenues for our digital subscriber management products are typically recognized in arrears pursuant to the terms of those arrangements.

Significant Judgments - Contracts with Multiple Performance Obligations

The Company enters into contracts with its customers that may include promises to transfer multiple Cloud Services and professional services. A performance obligation is a commitment in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Cloud Services are distinct as such services are often sold separately. In determining whether professional services are distinct, the Company considers the following factors for each type of professional services agreement: the availability of the services from other vendors; the nature of the professional services; the timing of when the professional services contract was signed in comparison to the start date of any related Cloud Services; and the contractual dependence of the professional services on the Cloud Services.

The Company allocates the transaction price to each distinct performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation.

The Company determines SSP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical sales and contract prices. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes to SSP.

In certain cases, the Company is able to establish SSP based on observable prices of products or services sold separately in comparable circumstances to similar customers. The Company generally uses a range of SSP when it has observable prices.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

If SSP is not directly observable, for example when pricing is highly variable, the Company uses a range of SSP. The Company determines the SSP range using information that may include market conditions or other observable inputs. The Company may have more than one SSP for individual products and services due to the stratification of those products and services by customer size, geography, and the other factors noted above.

Cost of Revenue

The primary components of cost of revenue are employee compensation and benefits, costs related to the operation of our SaaS-hosted infrastructure, amortization of contract acquisition assets, amortization of intangible assets, guarantee expenses, travel, services, and operating supplies.

Sales and Marketing

The primary components of sales and marketing are employee compensation and benefits, amortization of contract acquisition assets, third-party marketing programs, office and communications, travel, and professional services.

Research and development

The primary components of research and development expenses are employee compensation and benefits, professional services, communications, travel, and investment tax credits.

General and administration

The primary components of general and administration are employee compensation and benefits, communications, travel, public company administration, insurance, professional services, and amortization of property and equipment.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-based compensation plans

The Company has a stock option plan, a phantom share unit plan, a performance and restricted share unit plan, a deferred share unit plan, and an employee share purchase plan, which are described in Notes 11(c), 11(d), 11(e), 11(f), and 11(g). When stock or stock options are issued to employees, the Company records the estimated fair value of each vesting tranche of the share-based awards as compensation expense over the related vesting period of each tranche with a corresponding credit to equity reserve. The fair value of stock options is measured using the Black Scholes option pricing model. Phantom and restricted share units are measured using the fair value of the shares on the date of grant. Performance share units are measured using a Monte Carlo simulation model, taking into account the fair value of the Company’s common shares on the date of grant, potential future dividends accruing to the performance share unitholder’s benefit, and encompassing a wide range of possible future Company performance conditions. Forfeitures are estimated on the date of grant and are re-assessed each reporting period. Upon exercise of stock options or purchase of common shares, any consideration paid by employees, together with the amount previously recorded in equity reserve, is credited to share capital. Volatility assumptions used in Black-Scholes option pricing models are based on historical averages.

An estimate of amounts that may be paid out in cash pursuant to the deferred share unit plan is recorded within trade and other payables, and is marked to market each reporting date. If any amounts are ultimately paid out in cash, the amount is recorded using the daily volume weighted average share price for the five day period before the measurement date.

Under the employee share purchase plan, the share-based compensation charge is determined by the difference between the share purchase price and market price at the start of each purchase period.

Income per share

Basic income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated using the treasury stock method, which assumes that cash that would be received on the exercise of stock options is applied to purchase shares at the average price during the period. The difference between the shares issued on the exercise of the stock options and the number of shares purchased under this computation, on a weighted average basis, is added to the number of shares outstanding. Anti-dilutive stock options are not considered in computing diluted income per share. Stock options are typically dilutive when the Company has income for the year and the average market price of the common shares during the year exceeds the exercise price of the options.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)	Significant accounting judgments

The critical judgments that the Company’s management has made in the process of applying the Company’s accounting policies, apart from those involving estimations (Note 2(d)), that has the most significant effect on the amounts recognized in the Company’s consolidated financial statements, are related to:

i)	the determination of the functional currency for the Company and its subsidiaries;
ii)	the determination of the ranges of the Standalone Selling Prices of its subscription and support revenues; and
iii)	the determination of the Standalone Selling Price of its professional services revenues.

(d)	Key sources of estimation uncertainty

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual outcomes could differ from these estimates. The consolidated financial statements include estimates which, by their nature, are uncertain.

The impacts of such estimates are pervasive throughout the consolidated financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects both current and future periods.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the date of the statement of financial position, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, include, but are not limited to, the following:

●	the assessment of the carrying values of allowances for unrecoverable accounts receivable and assets;
●	the assessment of the Company’s incremental borrowing rate related to the recognition of lease liabilities;
●	the assessment of renewal and termination options related to the recognition of right of use assets and lease liabilities;
●	the inputs used in accounting for share-based compensation in the statement of operations and comprehensive income;
●	the recognition and recoverability of the Company’s deferred tax assets; and
●	the future impact of the COVID-19 global pandemic.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(e)	Adoption of Accounting Standards

Standards adopted in the year ended June 30, 2020

IFRS 16 – “Leases” (“IFRS 16”)

In January 2016, the IAB issued IFRS 16, which outlines the accounting for lease arrangements. Generally, IFRS 16 eliminates a lessees’ classification of leases and introduces a single lessee accounting model. The most significant effect of the new standard is the lessee’s recognition of the initial present value of unavoidable future lease payments as right of use assets and lease liabilities on the statement of financial position. Leases with durations of 12 months or less, and leases for low-value assets, are both exempted from the standard.

The total expense recognized over the term of a lease will be unaffected by IFRS 16. However, it results in the recognition of amortization of the right of use asset and of interest expense, as opposed to operating lease expense previously being recognized as a period cost in the statement of operations. As a result, the timing of lease expense recognition is accelerated for leases which were previously accounted for as operating leases.

Effective July 1, 2019, the Company adopted IFRS 16 using the modified retrospective method, with the cumulative effect of initially applying the new standard recognized in retained earnings on that date. Comparative figures were not adjusted.

Upon adoption of IFRS 16, the Company recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of International Accounting Standard (“IAS”) 17, “Leases”. These liabilities are measured at the present value of the remaining fixed lease payments, discounted using the Company’s incremental borrowing rate as at July 1, 2019. The weighted average incremental borrowing rate applied to lease liabilities recognized in the consolidated statement of financial position on July 1, 2019 was 5.48%.

The associated right of use assets were primarily measured as if the standard had been applied since the commencement date of the lease, but discounted using the Company’s incremental borrowing rate at the date of initial application. Certain right of use assets were measured at the amount equal to the lease liability, adjusted by the amount of any tenant incentives and direct costs incurred relating to the lease recognized in the balance sheet as at July 1, 2019.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

In applying IFRS 16 for the first time, the Company has used the following practical expedients permitted by the standard:

●

the Company has not reassessed contracts that were identified as leases under the previous accounting standard (IAS 17 and International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 4, “Determining Whether an Arrangement Contains a Lease”;

●	the Company has applied a single discount rate to a portfolio of leases with reasonably similar underlying characteristics;
●	the Company has excluded initial direct costs in the measurement of the right-of-use asset on transition;
●	the Company accounted for real estate operating leases with a remaining lease term of less than 12 months as at July 1, 2019 as short-term leases; and
●	the Company has used hindsight in determining the lease term where the lease contracts contain options to extend or terminate the lease.

The following table summarizes the adjustments to opening balances resulting from the initial adoption of IFRS 16:

	As previously reported – June 30, 2019	IFRS 16 transition adjustments	Balance – July 1, 2019

Assets
Right of use assets	-	$ 8,917,373	$8,917,373
Liabilities
Trade and other payables	$ 19,034,996	$ (782,278)	$18,252,718
Lease liabilities - current	-	1,601,223	1,601,223
Lease liabilities	-	8,098,428	8,098,428

The following table reconciles the change in lease liabilities upon transition at July 1, 2019:

Operating lease commitments, June 30, 2019	$ 5,988,145
Adjustments as a result of the inclusion of renewal option(s)	9,685,221
Effect of discounting using the Company’s incremental borrowing rate	(5,973,715)

Balance, July 1, 2019	9,699,651
Less: current portion	(1,601,223)

$ 8,098,428

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

3.	SHORT-TERM INVESTMENTS

The Company’s short-term investments are comprised of the following:

	June 30, 2020	June 30, 2019

Investment grade securities	$16,990,320	$16,738,329
Term deposits	359,832	369,897

	$17,350,152	$17,108,226

The Company’s investment grade securities include Canadian and U.S. government and agency securities, including treasury bills; as well as corporate bonds and certificates of deposit.

4.	TRADE AND OTHER RECEIVABLES

The Company’s trade and other receivables are comprised of the following:

	June 30, 2020	June 30, 2019

Trade receivables	$ 28,882,013	$22,098,804
Other receivables	423,318	383,402
Allowance for doubtful accounts	(315,096)	(287,954)

	$ 28,990,235	$22,194,252

At June 30, 2020, 1% of the Company’s accounts receivable balance is over 90 days past due (June 30, 2019 – 1%). As at June 30, 2020, 55%, 16%, and 16% (June 30, 2019 – 40%, 27%, and 8%) of the receivable balances are owing from three OEM and distributor partners. At June 30, 2019, a fourth partner represented 15%.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

5.	CONTRACT ACQUISITION ASSETS

The following table provides a reconciliation of contract acquisition assets for the years ended June 30, 2020 and 2019:

	Year ended June 30,
	2020	2019

Balance, beginning of period	$11,905,831	$12,216,129
Contract acquisition costs incurred	10,032,390	8,794,950
Amortization	(8,594,037)	(9,105,248)

Balance, end of period	13,344,184	11,905,831
Less: current portion	(7,501,339)	(6,592,335)

	$5,842,845	$5,313,496

6.	PROPERTY AND EQUIPMENT

The Company’s property and equipment are comprised of the following:

	June 30, 2020
	Cost	Accumulated Amortization	Carrying amount

Computer equipment	$9,275,977	5,783,701	$3,492,276
Furniture and equipment	1,767,635	1,149,432	618,203
Computer software	4,830,010	4,546,705	283,305
Office equipment	2,074,685	2,025,715	48,970
Trade show equipment	136,997	136,997	-
Leasehold improvements	3,489,254	2,368,681	1,120,573

	$21,574,558	$16,011,231	$5,563,327

	June 30, 2019
	Cost	Accumulated Amortization	Carrying amount

Computer equipment	$8,814,763	$4,289,656	$4,525,107
Furniture and equipment	1,398,486	883,032	515,454
Computer software	4,649,274	4,379,567	269,707
Office equipment	2,035,513	1,903,196	132,317
Trade show equipment	136,997	136,997	-
Leasehold improvements	2,447,115	1,732,886	714,229

	$19,482,148	$13,325,334	$6,156,814

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

6.	PROPERTY AND EQUIPMENT (continued)

The following table summarizes property and equipment activity for the years ended June 30, 2020 and 2019:

	Year ended June 30, 2020
	Carrying amount - opening	Additions	Amortization	Carrying amount – ending

Computer equipment	$4,525,107	$1,160,212	$(2,193,043)	$3,492,276
Furniture and equipment	515,454	369,149	(266,400)	618,203
Computer software	269,707	180,736	(167,138)	283,305
Office equipment	132,317	39,172	(122,519)	48,970
Trade show equipment	-	-	-	-
Leasehold improvements	714,229	1,042,139	(635,795)	1,120,573

	$6,156,814	$2,791,408	$(3,384,895)	$5,563,327

	Year ended June 30, 2019
	Carrying amount – opening	Additions	Amortization	Carrying amount – ending

Computer equipment	$3,163,400	$3,198,173	$(1,836,466)	$4,525,107
Furniture and equipment	697,579	51,047	(233,172)	515,454
Computer software	533,921	341,022	(605,236)	269,707
Office equipment	281,377	5,774	(154,834)	132,317
Trade show equipment	28,250	—	(28,250)	-
Leasehold improvements	1,258,302	14,457	(558,530)	714,229

	$5,962,829	$3,610,473	$(3,416,488)	$6,156,814

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

7.	RIGHT OF USE ASSETS

The Company enters into leases for office space and data centers in Canada, the United States, Vietnam and the United Kingdom. These leases have remaining lease terms of 1 year to 6 years.

The following table provides a reconciliation of right of use assets for the year ended June 30, 2020:

Balance, July 1, 2019	8,917,373
Additions and adjustments	2,194,817
Amortization	(1,930,263)

Balance, end of period	$9,181,927

8.	TRADE AND OTHER PAYABLES

The Company’s trade and other payables are comprised of the following:

	June 30, 2020	June 30, 2019

Payroll and employee benefits	$9,669,919	$7,201,658
Trade payables	4,173,555	6,540,760
Deferred share units	3,684,643	2,209,246
Customer deposits	1,686,813	1,044,892
Accrued liabilities	527,374	961,929
Sales taxes payable	253,949	294,255
Lease inducements (note 2(e))	-	782,256

	$19,996,253	$19,034,996

9.	ACCRUED WARRANTY

The following table summarizes changes in the accrued warranty for the years ended June 30, 2020 and 2019:

	Year ended June 30,
	2020	2019

Balance, beginning of year	$450,000	$270,000
Warranty accrual	104,289	945,555
Guarantee payments	(421,289)	(765,555)

Balance, end of year	$133,000	$450,000

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

10.	LEASE LIABILITIES

The following table provides a reconciliation of lease liabilities for the year ended June 30, 2020:

Balance, July 1, 2019	$9,699,651
Additions and adjustments to lease liabilities	2,465,218
Principal payments on lease liabilities	(2,351,819)
Interest payments on lease liabilities	619,398
Unrealized foreign exchange gain on lease liabilities	(296,617)

Balance, end of period	10,135,831
Less: current portion	(1,724,730)

$8,411,101

The Company’s maturities of lease liabilities, for the years ended June 30, are as follows as at June 30, 2020:

2021	$2,356,346
2022	2,194,448
2023	1,766,341
2024	1,676,881
2025	1,719,557
2026	1,634,144
2027	554,544

$11,902,261

At June 30, 2020, the weighted average remaining lease term is 6 years and the weighted average discount rate is 5.6%.

11.	SHARE CAPITAL

(a)	Authorized

100,000,000 common shares, no par value

(b)	Issued and outstanding

During the year ended June 30, 2020, the Company issued 286,268 common shares on exercise of employee stock options for total proceeds of $1,645,548. An amount of $416,237 related to the original fair value of the options was transferred from equity reserve to common shares upon exercise.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

During the year ended June 30, 2020, the Company issued 72,023 common shares pursuant to its employee share purchase plan for total proceeds of $369,072.

During the year ended June 30, 2020, the Company issued 540,352 common shares pursuant to its Performance and Restricted Share Unit (“PRSU”) Plan with a fair value of $2,697,349.

During the year ended June 30, 2019, the Company issued 755,097 common shares on exercise of employee stock options for total proceeds of $3,875,293. An amount of $1,098,103 related to the original fair value of the options was transferred from equity reserve to common shares upon exercise.

During the year ended June 30, 2019, the Company issued 90,254 common shares pursuant to its employee share purchase plan for total proceeds of $395,372.

During the year ended June 30, 2019, the Company issued 19,821 common shares pursuant to its Phantom Share Unit Plan with a value of $113,570.

During the year ended June 30, 2019, the Company issued 556,149 common shares pursuant to its Performance and Restricted Share Unit (“PRSU”) Plan with a value of $2,933,231.

On September 26, 2019, the Company received approval from the TSX to commence a Normal Course Issuer Bid (the “Bid”) on October 1, 2019 that enables the Company to purchase and cancel up to 2,663,275 of its common shares or return such shares to treasury. The Bid allows for the purchase of up to 27,956 common shares on a daily basis until September 30, 2020, except where purchases are made in accordance with “block purchases” exemptions under applicable TSX policies. Prior to October 1, 2019, the Company purchased and cancelled shares under previously approved Normal Course Issuer Bids (together, the “Bids”).

Under the Bid, during the year ended June 30, 2020, the Company repurchased and cancelled 8,700 common shares for a total cost of $48,828 (2019 – $nil). On cancellation of the common shares, the difference between the purchase price and the average book value of the common shares were recorded as a deficit, which amounted to $32,919 (2019 – $nil).

(c)	Stock Option Plan

The Company’s share-based compensation plans include an Employee Stock Option Plan (“Option Plan”).

In 2001, the Company’s Board of Directors adopted the Option Plan (as amended in 2007, 2009, 2015 and 2018). Under the Option Plan, the maximum number of common shares reserved for issuance is limited to 12% of the number of common shares outstanding, less the amount that are issuable under the Phantom Share Unit Plan, the Performance and Restricted Share Unit Plan, and the Employee Share Purchase Plan (note 11(f)). On this basis, at June 30, 2020, the maximum number of common shares available under the Option Plan was 2,324,924 (June 30, 2019 – 3,325,110), of which 1,533,753 remained available for grant thereunder.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

Terms and conditions of options granted under the Option Plan are determined solely by the Board of Directors. Under the Option Plan, the exercise price of each option equals the last closing market price of the Company’s common shares before the grant date. The term of option grants may not exceed 7 years from the date of grant of the option. Options are generally granted with a four year vesting period (25% vesting on each anniversary date).

The following table summarizes activity under the Option Plan for the years ended June 30, 2020 and 2019:

	2020		2019

	Number of options	Weighted average exercise price (CAD)	Number of options	Weighted average exercise price (CAD)

Outstanding, beginning of period	1,151,213	$7.82	2,310,376	$7.21
Granted	—	-	385,000	8.89
Exercised	(286,268)	7.79	(757,347)	6.87
Forfeited	(58,474)	7.50	(511,728)	7.06
Expired	(15,300)	7.35	(275,088)	8.21

Outstanding, end of period	791,171	$7.87	1,151,213	$7.82

The following table summarizes information about stock options issued and exercisable at June 30, 2020:

	Options Outstanding			Options Exercisable

Range of exercise prices (CAD)	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price (CAD)	Number of options	Weighted average exercise price (CAD)

$6.00 - $7.23	236,474	2.53	$6.19	227,287	$6.16
$7.40 - $9.58	554,697	4.72	8.59	213,029	8.46

	791,171	4.07	$7.87	440,316	$7.27

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

(d)	Performance and Restricted Share Unit Plan

The Company’s share-based compensation plans also include a Performance and Restricted Share Unit (“PRSU”) Plan. Under the PRSU Plan, the Company may issue Performance Share Units (“PSU”s) and Restricted Share Units (“RSU”s).

In 2016, the Company’s shareholders ratified the PRSU Plan (as amended in 2018). Under the PRSU Plan, the maximum number of common shares reserved for issuance is limited to 12% of the number of common shares outstanding, less the amount that are issuable under the Option Plan, the Employee Share Purchase Plan (note 11(f)), and the Phantom Share Unit Plan. On this basis, at June 30, 2020, 3,963,088 (June 30, 2019 – 3,754,154) common shares were eligible for grant under the PRSU Plan, of which 1,533,753 remained available for grant thereunder.

In addition, the Company has a Market-based PRSU Plan (“Market PRSU Plan”). Shares issued pursuant to the Market PRSU Plan will be acquired, at the Company’s election, under the terms of permissible share buyback mechanisms, including the Company’s Normal Course Issuer Bid, and will not be issued from treasury. At June 30, 2020, none of the outstanding PSUs or RSUs were issued pursuant to the Market PRSU Plan.

Terms and conditions of PSUs and RSUs granted are determined by the Board of Directors.

Performance Share Units

Under the PRSU Plan, PSUs are issued to eligible persons and generally vest after a three year period (100% cliff vesting on the third anniversary date). The number of PSUs that ultimately vest is based on an Adjustment Factor, as determined by the Board of Directors at the date of grant, and can range from 0% to 200% of the number of units initially granted. The expiry date of the PSU grants is December 31 of the year in which the tranche vests, however, the expiry date of certain historical grants was December 31 of the tenth year from the date of grant.

The following table summarizes PSU activity under the PRSU Plan for the years ended June 30, 2020 and 2019:

	Years ended June 30,
	2020	2019
	Number of units	Number of units

Outstanding, beginning of period	312,404	49,693
Granted	444,033	297,178
Exercised	(18,910)	(3,974)
Forfeited	(120,154)	(30,493)

Outstanding, end of period	617,373	312,404

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

Fair values – Performance Share Units

The total fair value of PSUs granted under the PRSU Plan in the year ended June 30, 2020 was $3,432,114 (2019 - $1,417,582). The weighted average grant date fair value of PSUs granted during the years ended June 30, 2020 was $7.90 (2019 - $4.80). At June 30, 2020, none of the outstanding PSUs had vested.

In the year ended June 30, 2020, the Adjustment Factor related to the PSUs granted was related to the achievement of company-specific performance targets. The fair value of the PSUs granted was estimated on the grant date using a Monte Carlo simulation model, taking into account the fair value of the Company’s common shares on the date of grant, potential future dividends accruing to the PSU holder’s benefit, and encompassing a wide range of possible future Company performance conditions.

In the year ended June 30, 2019, the Adjustment Factors related to the PSUs granted were related to market-based performance conditions and, and some cases, to company-specific performance conditions. The fair value of the PSUs granted was estimated on the grant date using a Monte Carlo simulation model, taking into account the fair value of the Company’s common shares on the date of grant, potential future dividends accruing to the PSU holder’s benefit, and encompassing a wide range of possible future market and Company performance conditions.

Restricted Share Units

Under the PRSU Plan, RSUs are issued to eligible persons and generally vest over a three year period (33.3% vesting on each anniversary date). The expiry date of the RSU grants is generally December 31 of the year in which the tranche vests.

The following table summarizes RSU activity under the PRSU Plan for the years ended June 30, 2020 and 2019:

	Year ended June 30,
	2020	2019
	Number of units	Number of units

Outstanding, beginning of period	1,282,298	1,111,359
Granted	1,288,092	1,012,598
Released	(521,442)	(565,906)
Forfeited	(236,985)	(275,753)

Outstanding, end of period	1,811,963	1,282,298

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

Fair values – Restricted Share Units

The total fair value of RSUs granted under the PRSU Plan in the year ended June 30, 2020 was $8,339,628 (2019 - $6,034,876). The weighted average grant date fair value of RSUs granted during the year ended June 30, 2020 was $6.64 (2019 - $6.16). At June 30, 2020, 44,767 of the outstanding RSUs had vested.

The fair value of the RSUs granted was estimated on the grant date using the fair value of the Company’s common shares on the date of grant and potential future dividends accruing to the RSU holder’s benefit.

(e)	Deferred Share Unit Plan

The Company’s share-based compensation plans also include a Deferred Share Unit (“DSU”) Plan. The DSU Plan is a cash-settled share based compensation plan.

In 2016, the Company’s shareholders ratified the DSU Plan. Terms and conditions of DSUs granted are determined by the Board of Directors.

Under the DSU Plan, DSUs are issued to eligible persons and generally vest over a one year period (25% per three months). DSUs are not eligible for redemption until the unitholder ceases to be an eligible person. The term of the DSU grants is coterminous with the date the unitholder ceases to be an eligible person.

The following table summarizes activity under the DSU Plan for the years ended June 30, 2020 and 2019:

	Year ended June 30,
	2020	2019
	Number of units	Number of units

Outstanding, beginning of period	340,862	351,418
Granted	85,062	82,649
Released	(48,312)	(89,580)
Forfeited	-	(3,625)

Outstanding, end of period	377,612	340,862

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

Fair values – Deferred Share Units

The total fair value of DSUs granted under the DSU Plan in the year ended June 30, 2020 was $752,554 (2019 - $481,252). The weighted average grant date fair value of DSUs granted during the year ended June 30, 2020 was $10.13 (2019 - $6.81). The fair value owing was marked to market at June 30, 2020, and as a result, at that date, the total liability carried within Accounts Payable and Accrued Liabilities related to the DSU Plan was $3,684,643 (June 30, 2019 - $2,209,246).

(f)	Employee Share Ownership Plan and Share Purchase Plan

The Company’s share-based compensation plans also include an Employee Share Ownership Plan (the “Ownership Plan”).

In the year ended June 30, 2020, the Company’s shareholders ratified the Ownership Plan. Previous to December 31, 2019, the Company had an Employee Share Purchase Plan (the “Purchase Plan”), which was adopted in 2004.

The terms of the Ownership Plan allow employees to purchase up to 350,000 common shares from treasury at a 15% discount from the market price. Each employee can allocate an annual maximum of CAD$15,000 per year to the purchase of common shares through two, six month offering periods per year. The Ownership Plan became effective January 1, 2020, and on that date, the Purchase Plan lapsed.

The terms of the Purchase Plan were largely consistent with those of the Ownership Plan, however, the maximum number of common shares issuable under the Purchase Plan was limited to 2,000,000 common shares. In addition, each employee could allocate an annual maximum of $10,500 (in either U.S. dollars or Canadian dollars, depending on the employee’s country of domicile). During the year ended June 30, 2020, 72,023 common shares (2019 – 90,254 common shares) were issued from treasury under the Purchase Plan at a weighted average price of $5.12 (2019 - $4.63) per share. Subsequent to the issuance of common shares related to the six month offering period ended December 31, 2019, no further common shares will be issued pursuant to the Purchase Plan.

As a result, at June 30, 2020, 350,000 common shares were available for grant under the Ownership Plan. On July 21, 2020, 30,508 common shares were issued pursuant to the Ownership Plan.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

(g)	Phantom Share Unit Plan

The Company’s share-based compensation plans previously included a Phantom Share Unit (“PhSU”) Plan. The PhSU Plan lapsed on December 8, 2017, and as such, at June 30, 2020, there are no common shares eligible for grant under this plan, and there were no outstanding PhSUs.

The following table summarizes activity under the PhSU Plan for the year ended June 30, 2019:

Year ended June 30, 2019
Number of units

Outstanding, beginning of period	19,292
Granted	533
Released	(19,821)
Forfeited	(4)

Outstanding, end of period	-

(h)	Dividends

In the year ended June 30, 2020, the Company declared four quarterly dividends of CAD$0.08 per share on its common shares, amounting to $10,034,983. The dividends were paid in cash to shareholders on August 29, 2019, November 29, 2019, February 28, 2020 and May 29, 2020.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

(i)	Share-based compensation

The Company’s share-based compensation for the years ended June 30, 2020 and 2019 was comprised as follows:

	Year ended June 30,

	2020	2019

Restricted share units	$3,820,572	$3,298,020
Deferred share unit plan	1,781,195	1,056,246
Performance share units	955,809	378,263
Stock option plan	162,245	173,063
Employee share purchase and ownership plans	51,764	61,655
Phantom share unit plan	-	6,638

	$6,771,585	$4,973,885

The Company’s share-based compensation was attributable to the following areas for the year ended June 30, 2020 and 2019:

	Year ended June 30,

	2020	2019

Cost of revenue	$463,091	$296,801
Sales and marketing	2,205,559	1,273,352
Research and development	1,143,284	1,067,808
General and administration	2,959,651	2,335,924

	$6,771,585	$4,973,885

(j)	Treasury shares

During 2017, the Company acquired 104,567 treasury shares for a total cost of $499,443. The treasury shares are presented as a component of shareholder’s deficiency. The treasury shares were purchased in order to fund the Company’s Market PRSU Plan (note 11(d)). In the year ended June 30, 2020, 14,722 treasury shares were used to settle RSUs released pursuant to the Market PRSU Plan. As a result, at June 30, 2020, the Company held 60,942 treasury shares with a value of $263,840.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

11.	SHARE CAPITAL (Continued)

(k)	Diluted number of shares outstanding

For the year ended June 30, 2020, the fully diluted number of shares was 44,746,451 (2019 – 42,564,974). In the year ended June 30, 2020, there were 2,608,731 dilutive securities (2019 – 1,695,500 dilutive securities), which were related to the following:

	Year ended June 30,

	2020	2019

RSUs	1,811,963	1,267,853
Stock options	179,395	115,243
PSUs	617,373	312,404

	2,608,731	1,695,500

12.	REVENUE

(a)	Disaggregated revenue

The table below provides a disaggregation of our overall revenues for the years ended June 30, 2020 and 2019:

	Year ended June 30,

	2020	2019

Cloud Services	$96,334,174	$91,009,911
Managed professional services	4,174,129	3,624,389
	100,508,303	94,634,300

Professional services	420,245	689,893
Other	3,742,221	3,584,832

	$104,670,769	$98,909,025

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

12.	REVENUE (Continued)

(b)	Deferred revenue

The following table provides a reconciliation of deferred revenue balances to invoiced billings and revenue for the years ended June 30, 2020 and 2019:

	Year ended June 30,
	2020	2019

Balance, beginning of period	$134,427,961	$139,186,686
Billings	112,846,232	94,150,300
Revenue recognized	(104,670,769)	(98,909,025)

Balance, end of period	142,603,424	134,427,961
Less: current portion	(80,843,795)	(76,312,162)

	$61,759,629	$58,115,799

In the year ended June 30, 2020, revenue recognized included $76,721,518 (2019 – $74,882,222) that was included in deferred revenue at the beginning of the period.

The Company’s deferred revenue is scheduled to be recognized in the years ended June 30, as follows:

2021	$80,843,795
2022	35,143,601
2023	19,673,958
2024	5,980,270
2025	961,800

$142,603,424

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

13.	INCOME TAXES

Income tax expense for the years ended June 30, 2020 and 2019 differ from that calculated by applying statutory rates for the following reasons:

	Year ended June 30,
	2020	2019
Income before income taxes	$15,241,709	$11,110,150
Combined Federal and Provincial income tax rate	27.00%	27.00%

Tax expense at statutory rate	(4,115,261)	(2,999,741)
Permanent differences	(780,142)	(483,025)
Foreign income tax effected at lower rates	6,946	116,535
Changes in statutory tax rates	145,923	(99,178)
Losses and temporary differences for which no deferred tax asset has been recognized	(5,510)	(2,401)
Impact on deferred income tax assets due to changes in foreign exchange rates	(22,406)	-
Amounts over (under) provided for in prior years	163,450	(63,190)

Total income tax expense	$(4,607,000)	$(3,531,000)

Comprised of:
Current income tax expense	$(1,493,000)	$(1,620,000)
Deferred income tax expense	(3,114,000)	(1,911,000)

	$(4,607,000)	$(3,531,000)

The Company’s current tax expense is comprised of a current income tax expense of $78,825 (2019 - $1,048,608) in Canada, which was fully offset by Canadian Investment Tax Credits (“ITCs”); a current income tax expense of $1,305,302 (2019 – $476,451) in the U.S.; and a current income tax expense of $108,873 (2019 – $94,941) relating to its other foreign operations.

The ITCs are credited against research and development expenses, as the credit is generated by certain eligible scientific research and development expenditures (“SRED”). The ITC recovery recorded was in respect of expenditures in the year ended June 30, 2020.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

13.	INCOME TAXES (continued)

The tax effect of the significant temporary differences and loss carryforwards that comprise deferred income tax assets and liabilities at June 30, 2020 and 2019 are as follows:

	June 30, 2020	June 30, 2019

Deferred income tax assets:
Deferred revenue	$16,465,807	$19,327,475
ITCs	5,222,022	2,171,354
Lease liability	2,614,803	-
Operating loss carryforwards	786,265	843,016
Property and Equipment	265,997	467,827
Other	699,284	549,254

	26,054,178	23,358,926
Deferred income tax liabilities:
ROU asset	(2,373,325)	-
Goodwill	(297,000)	(297,000)
ITCs	(1,105,108)	(702,761)

	(3,775,433)	(999,761)

	$22,278,745	$22,359,165

At June 30, 2020, the Company had deferred tax assets of $23,729,970 relating to its Canadian operations, $1,520,943 relating to the U.S. operations, $786,265 relating to its U.K. operations and $17,000 relating to its Vietnam operations. The Company had deferred tax liabilities of $3,023,078 related its Canadian operations and $752,355 relating to its U.S. operations. Accordingly, at June 30, 2020, the Company had a net tax asset of $20,706,892 (June 30, 2019 - $21,189,134) relating to Canada, $768,588 (June 30, 2019 – $310,015) relating to the U.S and $786,265 relating to the U.K. (June 30, 2019 – $843,016) and $17,000 relating to Vietnam (June 30, 2019 – $17,000).

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and during the loss carryforward periods. Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable could change materially in the near term based on future taxable income during the carryforward period. The Company has recognized the deferred tax benefits of estimated U.K. operating tax loss carryforwards of $4,138,239, which carry forward indefinitely. In addition, the Company has estimated capital losses of $2,003,800 in Canada, which also carry forward indefinitely. The Company has not recognized the deferred tax benefits of this capital tax loss carry forward.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

13.	INCOME TAXES (continued)

The Company’s operations are conducted in a number of countries with complex tax legislation and regulations pertaining to the Company’s activities. Any reassessment of the Company’s tax filings by the tax authorities may result in material adjustments to net income or loss, tax assets and operating loss carry-forwards.

14.	SUPPLEMENTAL CASH FLOW INFORMATION

Composition of cash and cash equivalents

	June 30, 2020	June 30, 2019

Cash	$24,672,338	$10,118,438
Cash equivalents	5,055,160	8,572,101

	$29,727,498	$18,690,539

Other cash flow information

	Year ended June 30,

	2020	2019

Cash paid for income taxes	$(812,972)	$ (1,397,308)
Cash received from income taxes	530,299	75,568
Cash paid for interest	(620,404)	(98,360)
Non-cash investing and financing activities
Accrued purchases of property and equipment, net	$1,064,385	$ (532,410)
Additions to ROU asset and lease liability, net	(231,080)	-

15.	CAPITAL RISK MANAGEMENT

The Company’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of organic growth and strategic acquisitions in order to provide returns to its shareholders, and have not changed since 2014. The Company’s capital structure consists of cash and cash equivalents, short-term investments, and shareholders’ deficiency, which is comprised of issued capital, equity reserve, treasury shares, and deficit. The Company does not hold debt. During 2013, the Company instituted a quarterly dividend. The Company makes adjustments to its capital structure in light of general economic conditions, the risk characteristics of the underlying assets and the Company’s working capital requirements. The Board of Directors reviews and approves any material transactions not in the ordinary course of business, including dividends, major investments and share repurchases.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

16.	FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

(a)	Overview

The Company is exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth. The main objectives of the Company’s risk management process are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal financial risks to which the Company is exposed have not changed from the year ended June 30, 2019. During the year ended June 30, 2020, the Company entered into foreign exchange forward contracts to minimize its exposure to foreign exchange rate risks.

(b)	Market risk

Market risk is the risk that changes in market prices, such as fluctuations in the market prices of the Company’s publicly traded investments, foreign exchange rates, and interest rates, will affect the Company’s income or the value of its financial instruments. The Company does not engage in risk management practices related to its investments or interest rate risks, such short selling with respect to its investments.

The Company operates internationally, primarily in the United States, giving rise to exposure to market risks from foreign exchange rates. The Company’s functional currency is the U.S. dollar. However, the Company maintains Canadian dollar net asset positions, and therefore records gains in periods of rising Canadian dollar exchange rates and losses in periods of declining rates. Canadian dollar operating costs are converted at current exchange rates, while revenue is recorded at historic rates from when the sales contracts were recorded into deferred revenue, and as a result the Company’s operating income decreases in periods when the Canadian dollar appreciates.

The Company engages in risk management practices related to its foreign currency denominated operating expenses by hedging using derivative instruments such as foreign exchange forward contracts.

Foreign Currency Sensitivity Analysis

Volatility in the Canadian dollar relative to the U.S. dollar could impact the Company’s current operating margins as a significant amount of operating costs are denominated in Canadian dollars. Appreciation in the Canadian dollar would negatively impact the Company’s current operating margins, while depreciation in the Canadian dollar would positively impact current operating margins. The Company is also exposed to fluctuations in the U.K. pound, through U.K. pound working capital balances and operating expenses.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

16.	FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)

If unhedged, the Company’s sensitivity to a 1% strengthening of the Canadian dollar against the U.S. dollar is an approximate decrease of $273,000 in annual operating income and a $343,000 decrease in net income. This sensitivity decreases commensurate with the amount of Canadian dollar denominated operating expenses that are hedged.

The Company’s sensitivity to a 1% strengthening of the U.K. pound against the U.S. dollar is an approximate decrease of $24,000 in annual operating income and a $22,000 decrease in net income. For a 1% weakening of the Canadian dollar or U.K. pound against the U.S. dollar, there would be an equal and opposite impact on operating income and net income.

The Company enters into foreign exchange forward contracts to minimize its exposure to foreign exchange rate risks. These contracts are designated as cash flow hedges.

(c)	Liquidity Risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due or can do so only at excessive cost. The Company mitigates liquidity risk by holding sufficient cash and cash equivalents to meet its financial obligations. The Company’s growth is financed through cash on hand and cash flows from operations. The majority of the Company’s financial liabilities recorded in trade and other payables are due within 60 days.

Given the Company’s available liquid resources as compared to the timing of the payments of liabilities, management assesses the Company’s liquidity risk to be low.

(d)	Credit Risk

Credit risk represents the financial loss that the Company would experience if a counterparty to a financial instrument, in which the Company has an amount owing from the counterparty, failed to meet its obligations in accordance with the terms and conditions of its contracts with the Company. The carrying amount of the Company’s financial assets represents the Company’s maximum credit exposure.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

16.	FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)

The Company manages credit risk related to accounts receivable by carrying out credit investigations for new customers and partners, and by maintaining reserves for potential credit losses. The majority of the accounts receivable balance is due from well-capitalized computer manufacturers who have a history of paying on a timely basis. Accounts receivable are net of allowance for doubtful accounts of $315,096 (June 30, 2019 - $287,954).

At June 30, 2020, 1% of the Company’s accounts receivable balance is over 90 days past due (June 30, 2019 – 1%). As at June 30, 2020, 55%, 16%, and 16% (June 30, 2019 - 40%, 27%, and 8%) of the receivable balances are owing from three PC OEM and distributor partners. At June 30, 2019, a fourth partner represented 15%.

The Company manages credit risk related to cash, cash equivalents, and short-term investments by maintaining bank and investment accounts with high credit quality financial institutions, including Schedule 1 banks.

The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be $nil. As at June 30, 2020, the Company had no outstanding or unsettled foreign exchange derivative instruments.

(e)	Fair Values of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, trade and other payables and accrued warranty approximate their fair values due to the immediate or short-term nature of these instruments. Short-term investments are carried at market value using Level 1 valuation inputs.

(f)	Foreign exchange

The Company enters into foreign exchange forward contracts to minimize its exposure to foreign exchange rate risks, principally related to its Canadian dollar denominated operating expenses. At June 30, the Company had no outstanding foreign exchange forward contracts. Through August 10, 2020, the Company entered into foreign exchange forward contracts with a notional value of $18,400,000, with maturity dates ranging from August 2020 to June 2021. These contracts are designated as cash flow hedges.

During the year ended June 30, 2020, $244,769 (2019 - $nil) in hedging losses were recognized in operating expenses.

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

17.	SEGMENTED INFORMATION

(a)	Operating Segments

The Company and its subsidiaries operate primarily in one principal business, that being development, marketing, and support of management and data security solutions for endpoint computing devices.

(b)	Entity wide disclosures

Geographic revenue information is based on the location of the customer invoiced. Long-lived assets include non current contract acquisition assets, property and equipment, right of use assets and goodwill.

	Year ended June 30,

	2020	2019

Revenue
United States	$ 89,719,409	$86,435,416
Rest of world	12,838,822	10,492,399
Canada	2,112,538	1,981,210

	$104,670,769	$98,909,025

	June 30, 2020	June 30, 2019
Long-lived assets
Canada	$12,201,188	$7,940,003
United States and rest of world	9,486,911	4,630,307

	$21,688,099	$12,570,310

18.	COMMITMENTS

The Company’s minimum payments required under other contractual commitments for business service agreements, for the years ended June 30, are as follows as at June 30, 2020:

2021	$689,550
2022	399,714
2023	112,434

$1,201,698

ABSOLUTE SOFTWARE CORPORATION

Notes to the Consolidated Financial Statements

Years ended June 30, 2020 and 2019

(Expressed in United States dollars)

19.	RELATED PARTY TRANSACTIONS

Key management personnel compensation

	Year ended June 30,

	2020	2019

Salaries, bonus, and short-term employment benefits	$3,921,179	$4,288,039
Share-based compensation	2,761,740	2,998,792

	$6,682,919	$7,286,831

In the year ended June 30, 2020, 15 individuals (2019 – 18 individuals) were included in key management personnel, inclusive of the Company’s Board of Directors.

20.	CONTINGENCIES

Due to the nature of the Company’s business, products, and patent portfolio, the Company is involved in assertions and claims as both the initiating party and, from time to time, as a respondent to such claims. The Company believes that any such claims currently existing are without merit and intends to vigorously defend any such assertions. At this time, there are no legal matters which are believed to be material to the Company’s financial performance, liquidity, or financial condition.

21.	SUBSEQUENT EVENTS

(a)	Quarterly dividend

On July 20, 2020, the Company declared a quarterly dividend of CAD$0.08 per share on its common shares, payable in cash on August 31, 2020 to shareholders of record at the close of business on August 12, 2020.

(b)	Employee share ownership plan

On July 21, 2020, 30,508 common shares were issued pursuant to the Employee Share Ownership Plan.

(c)	Derivative financial instruments

Through August 10, 2020, the Company entered into foreign exchange forward contracts with a notional value of $18,400,000 to hedge Canadian dollar denominated operating expenses.